Exhibit 5

VOTING AND STOCKHOLDER OPTION AGREEMENT

This VOTING AND STOCKHOLDER OPTION AGREEMENT (this “Agreement”), dated as of December 1, 2005, is by and among Fluke Electronics Corporation, a Delaware corporation (the “Buyer”), HEA Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Sub”), and Wayne R. Fuller (the “Stockholder”).

WHEREAS, the Buyer, the Transitory Sub and Visual Networks, Inc. (the “Company”) propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented pursuant to the terms thereof, the “Merger Agreement”) providing for the merger of the Company with and into Transitory Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record owner (individually or, if applicable, jointly with the Stockholder’s spouse) of the number of shares of Company Common Stock set forth on Schedule A hereto (the Stockholder’s “Existing Shares” and, together with any shares of Company Common Stock, and/or any other voting securities of the Company acquired by the Stockholder (individually or, if applicable, jointly with the Stockholder’s spouse) after the date hereof, whether upon the exercise of warrants, options or other rights, the conversion or exchange of any such Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the “Shares”);

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, the Buyer has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement;

WHEREAS, the Stockholder and the Buyer desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger and the Stockholder desires to grant to the Transitory Sub an option to acquire his or her Shares, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

1. Voting; Proxies; Etc.

(a) Agreement to Vote. The Stockholder hereby agrees that, from and after the date hereof and until this Agreement shall have been terminated in accordance with Section 7:

(i) At any meeting of the stockholders of the Company called for purposes that include approval of the Merger and adoption of the Merger Agreement, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval with respect to the Merger and adoption of the Merger Agreement, the Stockholder shall vote (or cause to be voted) the Shares (to the extent such Shares are entitled to be voted and are not so voted pursuant to the proxy granted in Section 1(b)) in favor of adoption of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement.

(ii) At any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company, or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval, the Stockholder shall vote (or cause to be voted) the Shares (to the extent the Shares are entitled to be voted) against the following actions:

(1) any proposal that would result in a breach by the Company of the Merger Agreement or by the Stockholder hereunder; or

(2) any action or agreement that is intended to, or would be reasonably likely to, impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption or approval by the Company of any Acquisition Proposal; (B) any amendment of the Company’s certificate of incorporation or by-laws; (C) any material change in the present capitalization or dividend policy of the Company; or (D) any other material change in the Company’s corporate structure or business.

(b) Proxies. As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants to the Transitory Sub a proxy for the term of this Agreement to vote the Shares as indicated in Section 1(a) above. The Stockholder agrees that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholder and the Transitory Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and the Stockholder hereby revokes any proxy previously granted by the Stockholder with respect to the Shares.

(c) Transfer Restrictions. The Stockholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument (collectively, “Transfer”)), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to the Shares (other than this Agreement), whether by proxy, voting agreement or otherwise, or (iii) take any action that could make any of its representations or warranties contained herein untrue or incorrect in any material respect or would have the effect of preventing or disabling the Stockholder from performing any of its obligations hereunder. For the avoidance of doubt, (i) nothing herein shall be construed to prohibit the exercise by the Stockholder of any options or warrants to acquire any Company Common Stock and (ii) any shares of Company Common Stock obtained by the Stockholder upon such exercise shall be included in the Shares.

(d) Appraisal Rights. The Stockholder hereby irrevocably waives any and all rights which he or she may have as to appraisal, dissent or any similar or related matter with respect to the Merger.

(e) No Solicitation. The Stockholder acknowledges and agrees that he or she will be deemed a Representative of the Company for purposes of Section 6.1(a) of the Merger Agreement and agrees to be bound by and to comply with the provisions of Section 6.1(a) of the Merger Agreement as if he or she was a party to the Merger Agreement. Nothing in this Section shall restrict the activities of any Stockholder in his or her capacity as a director of officer of the Company.

2. Option.

(a) The Stockholder hereby grants to the Transitory Sub an irrevocable option to purchase the Shares on the terms and subject to the conditions set forth herein (the “Option”).

(b) The Option may be exercised by the Transitory Sub, as a whole and not in part, at any time during the period commencing upon (x) the termination of the Merger Agreement pursuant to Section 8.1(e) thereof and (y) ending 96 hours after such termination.

(c) If the Transitory Sub wishes to exercise the Option, the Transitory Sub shall send a written notice to the Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the “Option Closing Date”) of the closing (the “Option Closing”) of the purchase. The Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable Governmental Regulations) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 2(f).

(d) At the Option Closing, the Stockholder shall deliver to the Transitory Sub (or its designee) all of the Shares by delivery of a certificate or certificates evidencing the Shares, duly endorsed to the Transitory Sub or accompanied by stock powers duly executed in favor of the Transitory Sub, with all necessary stock transfer stamps affixed.

(e) At the Option Closing, the Transitory Sub shall deliver, and the Buyer shall cause the Transitory Sub to deliver to the Stockholder in respect of the Shares the purchase price per Share, as defined in the next sentence. The purchase price per Share shall be, in respect of each share of Company Common Stock purchased pursuant to the Option, $1.83 per share (the “Purchase Price”).

(f) The Option Closing shall be subject to the satisfaction of (or, in the case of subparagraph (iii), the waiver by the Transitory Sub of) each of the following conditions:

(i) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option illegal or otherwise prohibiting consummation of the purchase and sale of the Shares pursuant to the exercise of the Option; and

(ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option under any applicable Antitrust Laws or other Government Regulations shall have expired or been terminated.

If the Option Closing shall not occur within 90 days after the exercise of the Option then, unless such failure results from the Stockholder’s failure to comply with this Agreement, the Option and this Agreement shall terminate and be of no further force or effect.

(g) If, after purchasing the Shares pursuant to the Option, (x) the Transitory Sub or any of its affiliates has not acquired, or consummated a tender or exchange offer for, the remaining Company Common Stock or consummated a merger or consolidation with the Company and (y) the Transitory Sub or any of its affiliates receives any cash or non-cash consideration in respect of some or all of the Shares (the “Transferred Shares”) in connection with (or during the pendency of) a Third Party Business Combination (as defined below) during the period commencing on the date of the Option Closing and ending on the six month anniversary thereof, the Transitory Sub shall promptly pay to the Stockholder, in cash as an addition to the aggregate Purchase Price for all Shares, 33% of the excess, if any, of the value of such consideration received over the aggregate Purchase Price paid for the Transferred Shares; provided that, (i) with respect to any of the consideration received by the Transitory Sub or such affiliates for the Transferred Shares consisting of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) with respect to any consideration received by the Transitory Sub or such affiliates for the Transferred Shares in a form other than securities so listed, the per share value shall be determined in good faith as of the date such transaction is consummated by the Transitory Sub and the Stockholder, or, if the Transitory Sub and the Stockholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term “Third Party Business Combination” means the occurrence of any of the following events: (A) the Company, or more than 50% of the outstanding shares of the Company Common Stock, is acquired by merger or otherwise by any Person other than the Buyer, the Transitory Sub or their respective affiliates (a “Third Party”); or (B) a Third Party acquires all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; provided, however, that in no event will any transaction in which shares of the Company Common Stock or any of its assets are sold or transferred directly or indirectly in connection with or as a part of a sale or other transaction involving a sale, merger or other similar transaction of the Buyer or any of its material assets or business constitute a Third Party Business Combination, and in no event will a sale of any division, line of business or similar unit of the Company and its subsidiaries (other than a sale of all or substantially all of the assets of the Company and its subsidiaries) constitute a Third Party Business Combination.

(h)    (i) In the event that the Merger Agreement shall have been terminated under circumstances in which the Buyer is or may become entitled to receive a payment pursuant to Section 8.3(c) thereof, the Stockholder shall pay to the Buyer on demand an amount equal to 67% of the Profit (determined in accordance with Section 3(h)(ii)) of the Stockholder, if any, from the consummation of any Third Party Business Combination for which a definitive agreement is entered into within six months of such termination.

(ii) For purposes of this Section 2(h), the “Profit” of the Stockholder from any Third Party Business Combination shall equal (A) the aggregate consideration received by the Stockholder pursuant to such Third Party Business Combination in respect of the Stockholder’s Shares plus (B) the fair market value, on the date of disposition, of all Shares disposed of after the termination of the Merger Agreement and prior to the date of such consummation, less (C) the sum of the fair market value of the aggregate consideration that would have been issuable or payable to the Stockholder if the Stockholder had received the Merger Consideration pursuant to the Merger Agreement as originally executed for each of the Shares. For purposes of calculating the price per share paid in such transaction with respect to (i) any such consideration consisting of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) any consideration other than securities so listed, the per share value shall be determined in good faith by the Transitory Sub and the Stockholders as of the date such transaction is consummated, or, if the Transitory Sub and the Stockholders cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties.

(i) If, after the date hereof, the shares of Company Common Stock are combined into a smaller number of shares or split or subdivided into a greater number of shares, the determinations in this Section 2 shall be proportionately adjusted so that the economic consequences of the transactions contemplated hereby are not affected by such action.

3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Buyer and the Transitory Sub as of the date hereof as to itself as follows:

(a) Authorization; Validity of Agreement; Necessary Action . The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against him or her in accordance with its terms.

(b) No Violations; Consents and Approvals.

(i) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, any applicable Antitrust Laws, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by him or her of the transactions contemplated hereby nor compliance by him or her with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (A) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any Governmental Regulation or any order, injunction, writ or decree to which the Stockholder, or any of the Stockholder’s assets, may be subject, or (B) require a consent, approval, ratification, permission, order or authorization from any Person; except, in the case of clause (A), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of the Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent the Buyer or the Transitory Sub from exercising their respective rights under this Agreement or as a stockholder of the Company in any material respect.

(ii) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Entity, except (A) for the pre-merger notification requirements of applicable Antitrust Laws, and (B) where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of the Stockholder from consummating the transactions contemplated hereby in any material respect, or otherwise prevent the Buyer or the Transitory Sub from exercising their respective rights under this Agreement or as a stockholder of the Company in any material respect.

(c) Shares. The Existing Shares are, and the Shares on the Option Closing Date will be, owned of record by the Stockholder (individually or, if applicable, jointly with the Stockholder’s spouse). The Existing Shares constitute all of the voting securities of the Company owned of record by the Stockholder (individually or, if applicable, jointly with the Stockholder’s spouse). All of the Existing Shares are issued and outstanding and, except as set forth on Schedule A, the Stockholder does not own, of record or beneficially (individually or, if applicable, jointly with the Stockholder’s spouse), any warrants, options or other rights to acquire any other voting securities of the Company. The Stockholder (individually or, if applicable, jointly with the Stockholder’s spouse) has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares or Shares, as the case may be, and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Shares on the Option Closing Date or the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The

Stockholder (individually or, if applicable, jointly with the Stockholder’s spouse) has good and valid title to the Existing Shares and at all times during the term hereof and on the Option Closing Date or the Closing Date will have good and valid title to the Shares, free and clear of all liens, claims, security interests or other charges or encumbrances, and, upon delivery of the Shares to Transitory Sub against delivery of the consideration therefor pursuant to this Agreement, good and valid title thereto, free and clear of all liens, claims, security interests or other charges or encumbrances (other than any arising as a result of actions taken or omitted by the Buyer or the Transitory Sub or any arising under this Agreement), will pass to the Transitory Sub.

(d) No Broker’s Fees. Except as disclosed in the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any broker’s, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

4. Representations and Warranties of Buyer and Transitory Sub. The Buyer and the Transitory Sub, jointly and severally, hereby represent and warrant to the Stockholder as of the date hereof as follows:

(a) Organization. Each of the Buyer and the Transitory Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of the Buyer and the Transitory Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Buyer and the Transitory Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer or the Transitory Sub are necessary to authorize the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Sub, and constitutes the legal, valid and binding obligation of the Buyer and Transitory Sub, enforceable against each of them in accordance with its terms.

(c) No Violations; Consents and Approvals.

(i) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, any applicable Antitrust Laws, neither the execution, delivery or performance of this Agreement by the Buyer or the Transitory Sub nor the consummation by them of the transactions contemplated hereby nor compliance by them with any of the provisions hereof will directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with or result in a violation of (A) any provision of the charter, by-laws or other organizational document of the Buyer or the Transitory Sub, or (B) any resolution adopted by the board of directors or the stockholders of the Buyer or the Transitory Sub;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Entity or other Person the right to exercise any remedy or obtain any relief under, any Governmental Regulation or any order, injunction, writ or decree to which the Buyer or the Transitory Sub, or any of the respective assets owned or used by each of them, may be subject, or (iii) require a consent, approval, ratification, permission, order or authorization from any Person; except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or impair the ability of the Buyer or the Transitory Sub from consummating the transactions contemplated hereby in any material respect, or otherwise prevent the Buyer or the Transitory Sub from exercising their respective rights under this Agreement in any material respect.

(ii) The execution and delivery of this Agreement by the Buyer and the Transitory Sub does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, require any consent, approval, license, permit, order, declaration or authorization of, or registration or filing with or notification to, any Governmental Entity, except (i) for the pre-merger notification requirements of applicable Antitrust Laws, and (ii) where failure to obtain such consent, approval, license, permit, order, declaration, authorization or registration, or to make such filings or notifications, would not prevent or impair the ability of the Buyer or the Transitory Sub from consummating the transactions contemplated hereby in any material respect, or otherwise prevent the Buyer or the Transitory Sub from exercising their respective rights under this Agreement in any material respect.

5. Further Agreement of the Stockholder. The Stockholder hereby authorizes and requests the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting of the Shares). The Stockholder agrees with, and covenants to, the Buyer that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in any of the Shares by reason of any stock dividend or distribution, or any change in any of the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and the Purchase Price shall be accordingly adjusted.

6. Further Assurances. From time to time prior to the Closing, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party hereto shall cooperate with the other parties hereto in preparing and filing any notifications required under any applicable Antitrust Laws in connection with the transactions contemplated hereby.

7. Termination. The obligations of the Stockholder under Sections 1(a), (b), (d) and (e) shall terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the date of any amendment or other modification of the Merger Agreement that reduces the amount of the Merger Consideration payable to holder of Company Common Stock or materially and adversely affects the rights or obligations of holders of Company Common Stock under the Merger Agreement. Subject to the following sentences, all other provisions of this Agreement shall terminate and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) the expiration of the period specified in Section 2(b) without exercise of the Option, (c) the Option Closing, (d) as set forth in the final paragraph of Section 2(f) or (e) termination of the Merger Agreement other than pursuant to Section 8.1(e) thereof. Notwithstanding the foregoing, in the event of termination of this Agreement as provided in this Section 7, the obligations of the Transitory Sub pursuant to Section 2(g) and the obligations of the Stockholder pursuant to Section 2(h) shall survive until the day that is six months and one day following such termination. Nothing in this Section 7 shall relieve any party of liability for failure to perform its covenants under this Agreement.

8. Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

9. Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as it may specify by like notice):

(i)	if to the Buyer or the Transitory Sub, to:

Fluke Electronics Corporation c/o Danaher Corporation 2099 Pennsylvania Avenue, 12th Floor Washington DC 20006-1813 Attention: Jonathan Schwarz (202) 828-0860 (fax)

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP 2445 M Street, NW Washington, DC 210037 Attn: Mark A. Dewire, Esq. Thomas S. Ward, Esq. Telephone: (202) 663-6000 Facsimile: (202) 633-6363

(ii)	if to the Stockholder, to the address(es) set forth on Schedule A hereto.

11. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 1, 2005.

12. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

13. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

16. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder, except as specifically provided herein with respect to the Transitory Sub’s rights under the Option, shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Buyer and the Transitory Sub may assign, in the Buyer’s sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Buyer; provided, however, that no such assignment shall relieve the Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors

(including the Company as successor to the Transitory Sub pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

17. Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a) In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts. For purposes of implementing the foregoing, each of the Stockholder, the Buyer and the Transitory Sub does hereby appoint CT Corporation, as agent to service of process in the State of Delaware in connection with this Agreement.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(c) The parties acknowledge and agree that the Buyer, the Transitory Sub and the Stockholder would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the Buyer, the Transitory Sub or the Stockholder may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

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IN WITNESS WHEREOF, the Buyer, the Transitory Sub and the Stockholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

STOCKHOLDER

By:	/s/ Wayne R. Fuller
Wayne R. Fuller

FLUKE ELECTRONICS CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Vice President

HEA CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Vice President

Accepted and Agreed only with respect to Section 5 hereof:

VISUAL NETWORKS, INC.

By:	/s/ Lawrence S. Barker
Name:	Lawrence S. Barker
Title:	President and CEO